EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered into and made effective as of May 30, 2025 by and between Verde Renewables, Inc., a subsidiary corporation of Verde Resources, Inc., organized and existing under the laws of State of Missouri, with its principal place of business at 8112 Maryland Ave, Suite 400, St. Louis, MO 63105 (“Verde”); and Ergon Asphalt & Emulsions, Inc., a subsidiary corporation of Ergon, Inc., organized and existing under the laws of Mississippi, with its principal place of business at 2829 Lakeland Dr, Flowood, MS (“Ergon”). Verde and Ergon are collectively referred to herein as the “Parties,” and each individually as a “Party.”

I. Purpose

The purpose of this MOU is to outline the principal terms and conditions under which Verde intends to grant to Ergon an exclusive license to use, manufacture, commercialize, market, sell, and distribute Verde's proprietary and innovative technologies for road construction applications, including Verde’s stabilization enzyme, TerraZyme, and Verde’s proprietary emulsifying agent V24 (collectively, the “Verde Technologies”), as described herein. Pursuant to the license, Ergon intends to purchase from Verde products necessary to implement the Verde Technologies.

This MOU is intended to express only a mutual indication of interest in the proposed license and the Parties’ commitment to complete this transaction. No license will be deemed to exist unless and until a definitive license agreement (a “License Agreement”) containing such terms and provisions as are customarily included in documentation for a license of this nature and as are otherwise agreed to by the Parties has been executed by both Parties. Unless and until a License Agreement has been executed, neither Party shall have any legal obligation to the other Party of any kind with respect to the proposed license, whether because of this MOU or any other written or oral expression with respect to the proposed license or otherwise.

II. License and Purchase Agreement

Verde intends to grant to Ergon an exclusive, royalty-bearing, non-transferable license to use, manufacture, commercialize, market, sell, and distribute the Verde Technologies within the United States.

Ergon intends to purchase exclusively from Verde the proprietary and innovative products necessary to implement the Verde Technologies (the “Verde Products”). Pricing, specifications, and delivery terms for the Verde Products shall be set forth in the License Agreement to be negotiated between the Parties in good faith following execution of this MOU.

III. License Fee and Royalty Structure

In consideration of the exclusive license, Ergon shall pay to Verde an annual, non-refundable license fee (the “License Fee”), with the first payment due within thirty (30) days of the effective date of the License Agreement (the “Effective Date”), and each subsequent payment due on the anniversary of the Effective Date thereafter. The Parties agree to negotiate in good faith the License Fee amount, which will be set forth in the License Agreement.

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Ergon also shall pay to Verde ongoing royalties based on the quantity of final product manufactured, sold, distributed, or otherwise commercialized by Ergon using the Verde Technologies (the “Final Products”). The royalties shall be calculated on a per gallon basis, and shall be paid within thirty (30) days following the end of each calendar quarter. The Parties agree to negotiate in good faith the royalty rates and reporting requirements, which will be set forth in the License Agreement.

IV. Intellectual Property

All intellectual property rights in and to the Verde Technologies, including any improvements, enhancements, or modifications thereto developed by either Party, shall remain the sole and exclusive property of Verde.

V. Term

The term of the exclusive license shall be for an initial period of five (5) years, with an option to renew for subsequent five (5) years periods. Renewal shall be subject to the mutual written agreement of the Parties and contingent upon the satisfactory performance of all obligations set forth in the License Agreement.

VI. Confidentiality

This MOU and all related discussions shall remain confidential and shall not be disclosed to any third party without the prior written consent of the other Party, except as required by law. Each Party also agrees to keep confidential and not disclose to any third party any proprietary information, trade secrets, or confidential business information, including Verde’s proprietary information and trade secrets relating to the Verde Technologies, received from the other Party pursuant to this MOU or any definitive agreements, except as otherwise required by law. The Parties further agree to execute a non-disclosure agreement by which each Party agrees to keep confidential the other Party’s proprietary information, trade secrets, and confidential business information.

VII. Commitment to Execute Definitive Agreement

This MOU reflects the mutual commitment of the Parties to negotiate in good faith and execute a License Agreement within ninety (90) days from the date of this MOU. Both Parties agree to dedicate the necessary resources and make commercially reasonable efforts to finalize and enter into a License Agreement that reflects the terms and intent outlined herein. This clause constitutes a binding obligation on both Parties to work collaboratively toward the completion of such agreement within the stated timeframe.

VIII. Governing Law

This MOU shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws. Any and all actions brought under this MOU shall be brought in the state or federal courts of the United States sitting in New York, New York, and each Party hereby agrees to the jurisdiction of such courts and hereby waives any right to object to the convenience of such venue.

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IN WITNESS WHEREOF, the Parties hereto hereby execute this Memorandum of Understanding.

For and on behalf of Verde Renewables, Inc.

/s/ Eric J. Bava
Name: Eric J. Bava Title: Director Date: 05/30/25

For and on behalf of Ergon Asphalt & Emulsions, Inc.

/s/ Larry Tomkins
Name: Larry Tomkins
Title: SR VP of Sales and Marketing
Date: 05/30/2025

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